Exhibit 31.1

Sarbanes - Oxley Section 302 Certification

I, Thomas J. May, certify that:

1.

I have reviewed this quarterly report on Form 10-Q of BEC Funding II, LLC (the Registrant) and other reports containing distribution information for the period covered by the Quarterly Report on Form 10-Q.

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial information required to be provided to the trustee under the governing documents of the issuer is included in these reports; and
4.	Based on my knowledge, Boston Edison Company, the Servicer, has complied with its servicing obligations and minimum servicing standards.

Date: August 2, 2005	By:	/s/ THOMAS J. MAY
Thomas J. May
Chairman, President and
Chief Executive Officer